Exhibit 3.48
AMENDMENT NO. 1 TO
OPERATING AGREEMENT
OF
BUFFALO TRACE RADIATION ONCOLOGY ASSOCIATES, LLC
     Amendment No. 1 to Operating Agreement of Buffalo Trace Oncology Associates, LLC, effective as of April         , 2005 (this “Amendment”), is entered into by LifePoint of Kentucky, LLC, as the sole member of the Company as defined below (the “Member”).
     WHEREAS, Buffalo Trace Oncology Associates, LLC, (the “Company”) was formed as a Kentucky limited liability company on November 15, 1995;
     WHEREAS, the Member entered into the Operating Agreement of the Company effective as of November 15, 1995 (the “Operating Agreement”); and
     WHEREAS, the Member desires to enter into this Amendment to amend certain provisions of the Operating Agreement as more fully described herein;
     NOW, THEREFORE, the Operating Agreement is hereby amended as follows:
     1. Section 3.2 of the Operating Agreement under the heading “Membership Certificates.” is hereby amended and restated in its entirety to read as follows:
     “Membership Certificate(s). Membership Certificate(s) representing Membership Interests in the Company shall be in such form determined by the Members, shall be deemed “securities” within the meaning of Section 8-102 of Article 8 of the Kentucky Uniform Commercial Code and shall be governed by Article 8 of the Uniform Commercial Code. Membership Certificate(s) shall be signed by the Managing Member and by all other Members, as applicable. Membership Certificate(s) shall be consecutively numbered or otherwise identified. Each Membership Certificate shall contain the date of issue, amount of capital contribution, Membership Interest, and name and address of the Member to whom a Membership Certificate is issued. Such information shall also be entered into the Certificate Register of the Company. A lost, destroyed, or mutilated Membership Certificate may be replaced upon such terms and indemnity to the Company as the members may prescribe. Membership Certificate(s) shall contain the following legend: “The Membership Interest represented by this Membership Certificate is subject to and may be transferred only in accordance with the restrictions contained in the Operating Agreement of the Company, as amended from time to time. The Operating Agreement is on file in the principal office of the Company.”

     2. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Kentucky.
     3. Except as amended hereby, the Operating Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first above written.

LIFEPOINT OF KENTUCKY, LLC
By:	/s/ William F. Carpenter III
	Name:	William F. Carpenter III
	Title:	Executive Vice President and Secretary

Signature Page to Amendment No. 1
to LLC Agreement of Buffalo Trace Radiation Oncology Associates, LLC

Operating Agreement
OF
BUFFALO TRACE RADIATION ONCOLOGY
ASSOCIATES, LLC
As UNANIMOUSLY ADOPTED BY THE MEMBERS
EFFECTIVE NOVEMBER 15, 1995

TABLE OF CONTENTS

SECTION 1 - DEFINITIONS	1

1.1 Act	1
1.2 Additional Member	1
1.3 Affiliate	1
1.4 Articles	1
1.5 Assignee	2
1.6 Business Day	2
1.7 Capital Account	2
1.8 Capital Contribution	2
1.9 Code	2
1.10 Company	2
1.11 Operating Agreement	2
1.12 Default Interest Rate	2
1.13 Dissociation	2
1.14 Dissolution Event	2
1.15 Immediate Family	2
1.16 Initial Member	2
1.17 Member-Manager	2
1.18 Member	2
1.19 Membership Interest	2
1.20 Net Losses	3
1.21 Net Profits	3
1.22 Permitted Transfers	3
1.23 Person	3
1.24 Property	3

SECTION 2 - NAME AND FORMATION	3

2.1 Name and Formation	3
2.2 Agreement	3
2.3 Effective Date	4
2.4 Term	4
2.5 Registered Agent and Office	4
2.6 Principal Office	4

SECTION 3 - MEMBERS AND MEMBERSHIP	4

3.1 Membership Interest	4
3.2 Membership Certificates	4
3.3 Certificate Register	5

SECTION 4 - TRANSFERABILITY OF MEMBERSHIP INTERESTS	5

4.1 Transfer of Member’s Interest	5
4.2 Further Restrictions on Transfer	5
4.3 Substitute Members	5
4.4 Permitted Transfers	5
4.5 Unauthorized Transfers	6
4.6 Admission of Additional Members	6
4.7 Withdrawal or Reduction of Member’s Contributions to Capital	6

4.8 Approval of Sale of all Assets	6
4.9 Option to MRMC	7
4.10 Option to Brown County Hospital	7
4.11 Distribution of Option Proceeds	7

SECTION 5 - CONTRIBUTIONS AND CAPITAL ACCOUNTS	7

5.1 Initial Contributions	7
5.2 Non-Cash Contribution	8
5.3 Additional Contributions	8
5.4 Maintenance of Capital Accounts	8
5.5 Compliance with Section 704(b)	9
5.6 Compliance with Section 704(c)	10
5.7 Allocation of Profits and Losses	10
5.8 No Interest	10

SECTION 6 - MEMBER’S MEETINGS	10

6.1 Annual Meetings	10
6.2 Special Meetings	10
6.3 Place of Meetings	10
6.4 Meeting Notice and Waiver	10
6.5 Proxies	10
6.6 Quorum	11
6.7 Voting	11
6.8 Adjourned Meeting	11
6.9 Action Without a Meeting	11
6.10 Record Date	11
6.11 Right of Inspection	11
6.12 Privacy	11

SECTION 7 - MEMBER’S REPRESENTATIONS, WARRANTIES, FURTHER ACTIONS AND LIABILITY	11

7.1 Representations and Warranties	11
7.2 Further Action	12
7.3 Liability of Members	12
7.4 Indemnification	12

SECTION 8 - PROHIBITED TRANSACTIONS	12

8.1 Acts Prohibited	12
8.2 Indemnification	13

SECTION 9 - MANAGERS AND MANAGEMENT	13

9.1 Managers	13
9.2 Term of Member-Manager	13
9.3 Authority of Members to Bind the Company	13
9.4 Actions of the Member-Manager	14
9.5 Limitations on Powers of Managing-Member	14
9.6 Compensation of Member-Manager	15
9.7 Expenses of Company	15
9.8 Member-Manager’s Standard of Care	16

9.9 Removal of Member-Manager	16
9.10 No Exclusive Duty to Company	16

SECTION 10 - FISCAL MATTERS	16

10.1 Books of Account	16
10.2 Bank Accounts, Funds, and Assets	16
10.3 Loan by MRMC	17

SECTION 11 - REPORTS AND FINANCIAL STATEMENTS	17

11.1 Tax Returns and Elections	17
11.2 Reports to Members	17
(a) Annual Reports	17
(b) Quarterly Reports	17
(c) Tax Information	17
11.3 Cash Method of Accounting	18
11.4 Tax Matters Person	18
11.5 Company Records; Inspection	18

SECTION 12 - DISTRIBUTIONS	18

12.1 In General	18
12.2 Distributions of Cash Flow	18
12.3 Limitations on Distributions	19
12.4 No Priority	19
12.5 Record Date for Distributions	19

SECTION 13 - DISSOLUTION AND LIQUIDATION	19

13.1 Event of Dissolution	19
13.2 Event of Disassociation	20
13.3 Disassociated Member	21
13.4 Determination of Value and Terms of Payment	22
(a) Determination of Book Value	22
(b) Determination of Fair Market Value	22
(c) Terms of Purchase	23
(d) Indebtedness of a Disassociates Member	24
13.5 Agreement to Continue	24
13.6 Remedy for Breach of Agreement	24
13.7 Winding up	24
13.8 Distribution of Assets	25
13.9 Articles of Dissolution	25

SECTION 14 - DEADLOCK	25

14.1 Events of Deadlock	25
14.2 Cooling Off	25
14.3 Procedure Upon Deadlock	25
14.4 Contents of Bid	26
14.5 Grant of Option	26
14.6 Term of Option and Purchase	27

SECTION 15 - NON-COMPETITION	27

SECTION 16 - IN GENERAL	27

16.1 Amendment of Agreement	27
16.2 Construction	27
16.3 Headings	28
16.4 Severability	28
16.5 Heirs, Successors, and Assigns	28
16.6 Notices	28
16.7 Decree of Dissolution; Partition Forbidden	28
16.8 Counterparts	28
16.9 No Partnership Intended for Nontax Purposes	29
16.l0 Time	29

OPERATING AGREEMENT
     This Operating Agreement of Buffalo Trace Radiation Oncology Associates, LLC, a Kentucky limited liability company organized pursuant to the Act (“Company”), is entered into by and among the Company, Hospital Corporation of Kentucky, Inc., a Kentucky corporation d/b/a Meadowview Regional Medical Center (“MRMC”) and Radiation Therapy Associates, Inc., a Kentucky corporation (“RTA”) and shall be effective as of the Effective Date.
B A C K G R O U N D
     MRMC is a hospital corporation which recognizes a community need for radiation oncology services in the Northern Kentucky and Southern Ohio areas.
     RTA is engaged in the business of developing, owning, leasing and managing medical office facilities equipped with specialized medical equipment.
     The Members have determined that it would be in the best interest of each party if a limited liability company were formed for the purpose of developing, constructing, owning and leasing a medical office specially equipped with medical equipment utilized in radiation therapy services in Maysville, Kentucky (the “PSC Office”).
     The parties further intend that the Company and the PSC Office will be operated as a profit-making venture, but will be structured in a manner not violative of any federal, state or local laws.
SECTION 1. DEFINITIONS.
     1.1 Act - the Kentucky Limited Liability Company Act and all amendments to the Act.
     1.2 Additional Member - A Member other than an initial Member or a substitute Member who has acquired a Membership Interest from the Company.
     1.3 Affiliate (including, with correlative meanings, the term “affiliated”) - Any Person which, directly or indirectly, controls or is controlled by or is under common control with such Member. For the purposes of this definition, “control” (including, with correlative meanings, the term “controlling,” “controlled by,” and “under common control with”) , as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
     1.4 Articles — The Articles of Organization of the Company as properly adopted and amended from time to time by the Members and filed with the Secretary of State.

     1.5 Assignee — A transferee of a Membership Interest who has not been admitted as a Substitute Member.
     1.6 Business Day — Any day other than Saturday, Sunday or any legal holiday observed in the State.
     1.7 Capital Account — The account maintained for a Member or Assignee determined in accordance with Section 11.
     1.8 Capital Contribution — Any contribution of Property, services or the obligation to contribute Property or services made by or on behalf of a Member or Assignee.
     1.9 Code — the Internal Revenue Code of 1986 as amended from time to time.
     1.10 Company — Buffalo Trace Radiation Oncology Associates, LLC, a limited liability company formed under the Act, and any successor limited liability company.
     1.11 Operating Agreement — This Operating Agreement including all amendments adopted in accordance with the Operating Agreement and the Act.
     1.12 Default Interest Rate — The higher of the legal rate or the then-current prime rate quoted by the PNC Bank in Louisville, Kentucky plus three percent.
     1.13 Dissociation — Any action which causes a Person to cease to be a Member as described in Section 13 hereof.
     1.14 Dissolution Event — An event, the occurrence of which will result in the dissolution of the Company under Section 13 unless the Members agree to the contrary.
     1.15 Immediate Family — A Member’s Immediate Family includes the Member’s spouse, children (including natural, adopted and stepchildren), grandchildren, and parents.
     1.16 Initial Member — Those persons whose signatures appear on the initial signature page of this Operating Agreement.
     1.17 Member-Manager — A Member selected to manage the affairs of the Company under Section 8 hereof.
     1.18 Member — An initial Member, substitute Member or Additional Member, and, unless the context expressly indicates to the contrary, includes Managing Members and Assignees.
     1.19 Membership Interest — The rights of a Member or, in the case of an Assignee, the rights of the assigning Member in Distributions (liquidating or otherwise) and allocations of the profits, losses, gains, deductions, and credits of the Company.
     1.20 Net Losses — The losses and deductions of the Company determined in accordance with accounting principles consistently applied from year to year employed under the method of accounting adopted by the Company and as reported separately or in the aggregate, as appropriate, on the tax return of the Company filed for federal income tax purposes.
     1.21 Net Profits — The income and gains of the Company determined in accordance with account principles consistently applied from year to year employed under the method of accounting adopted by the Company and as reported separately or in the aggregate, as appropriate, on the tax return of the Company filed for federal income tax purposes.
     1.22 Permitted Transfers — Any member of the Member’s Immediate Family, or an entity controlled by such Member or by members of the Member’s Immediate Family.
     1.23 Person — An individual, trust, estate, or any incorporated or unincorporated organization permitted to be a member of a limited liability company under the laws of Kentucky.
     1.24 Property — Any property, real or personal, tangible or intangible, including money and any legal or equitable interest in such property, but excluding services and promises to perform services in the future.
SECTION 2. NAME AND FORMATION.
     2.1 Name and Formation. The Members hereby organize the Company as a Kentucky limited liability company pursuant to the provisions of the Act. The name of the Company is Buffalo Trace Radiation Oncology Associates, LLC.
     2.2 Agreement. For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members executing the Operating Agreement hereby agree to the terms and conditions of the Operating Agreement, as it may from time to time be amended according to its terms. It is the express intention of the Members that the Operating Agreement shall be the sole source of agreement of the parties, and, except to the extent a provision of the Operating Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Regulations or is expressly prohibited or ineffective under the Act, the Operating Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law or rule. To the extent any provision of the Operating Agreement is prohibited or ineffective under the Act, the Operating Agreement shall be considered amended to the smallest degree possible in order to make the agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way to make any provision of the Operating Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.
     2.3 Effective Date. This Operating Agreement shall be effective upon the filing of the Articles and acceptance of the same with the Secretary of State of Kentucky.
     2.4 Term. The Company shall be dissolved and its affairs wound up in accordance with the Act and this Operating Agreement on December 31, 2035, unless the term shall be extended by amendment to this Operating Agreement and the Articles, or unless the Company shall be sooner dissolved and its affairs wound up in accordance with the Act or this Operating Agreement.
     2.5 Registered Agent and Office. The registered agent for the service of process and the registered office shall be that Person and location reflected in the Articles as filed in the office of the Secretary of State. The Member-Manager, may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Member-Manager shall promptly designate a replacement registered agent or file a notice of change of address as the case may be. If the Member-Manager shall fail to designate a replacement agent or change of address of the registered office, any Member may designate a replacement registered agent or file a notice of change of address.
     2.6 Principal Office. The Principal Office of the Company shall be located c/o Columbia/HCA Healthcare Corporation, 201 West Main Street, Louisville, Kentucky 40202.
SECTION 3. MEMBERS AND MEMBERSHIP.
     3.1 Membership Interest. A Member’s Membership Interest shall be the proportion that a Member’s Capital Contribution bears to the aggregate Capital Contributions of all members. The Initial Members of the Company, the initial Membership Interests and initial Capital Contributions are set forth on Exhibit A attached hereto and made a part hereof.
     3.2 Membership Certificates. Membership Certificates representing Membership Interests in the Company shall be in such form as determined by the Members. Membership Certificates shall be signed by the Managing Member and by all other Members. Membership Certificates shall be consecutively numbered or otherwise identified. Each Membership Certificate shall contain the date of issue, amount of capital contribution, Membership

Interest, and name and address of the Member to whom a Membership Certificate is issued. Such information shall also be entered into the Certificate Register of the Company. A lost, destroyed, or mutilated Membership Certificate may be replaced upon such terms and indemnity to the Company as the members may prescribe. Membership Certificates shall contain the following legend: “The Membership Interest represented by this Membership Certificate is subject to and may be transferred only in accordance with the restrictions contained in the Operating Agreement of the Company, as amended from time to time. The Operating Agreement is on file in the principal office of the Company.”
     3.3 Certificate Register. The Manager-Members shall maintain or cause to be maintained a Certificate Register listing each Membership Certificate and the information detailed in Section 3.2. The Certificate Register shall be prima-facie evidence of the Members entitled to examine the Certificate Register or to vote at any Members’ meeting.
SECTION 4. TRANSFERABILITY OF MEMBERSHIP INTERESTS.
     4.1 Transfer of Member’s Interest. Subject to the provisions of section 4.9, no Member may assign, convey, sell, encumber, or in any way transfer all or a portion of the Member’s Membership Interest except with the prior written consent of all other Members, which consent may be given or withheld, conditioned, or delayed at the sole discretion of the other Members.
     4.2 Further Restrictions on Transfer. No Member shall assign, convey, sell, encumber, or otherwise transfer all or a portion of the Member’s Membership Interest: (1) without registration under applicable federal and state securities laws, or unless such member delivers an opinion of counsel satisfactory to the Company that registration under such laws is not required; or (2) if, added to the total of all other Membership Interests sold or exchanged in the preceding twelve months, the sale or exchange of that Membership Interest would cause the termination of the Company under Section 708 of the Code. Any transfer that violates this section 4.2 is void.
     4.3 Substitute Members. A transferee may become a substitute Member if (1) the requirements of sections 4.1 and 4.2 are met; (2) such transferee executes an instrument accepting and adopting the terms of this Operating Agreement, which is in a form satisfactory to the remaining Members; and (3) the transferee pays any reasonable expenses incurred in connection with the transferee’s admission.
     4.4 Permitted Transfers. Any transfer of a Membership Interest in the Company shall take effect at the beginning of the month following the transfer. Any transferee shall take subject to the restrictions on transfer contained in this Operating Agreement.

     4.5 Unauthorized Transfers. Upon any transfer of a Membership Interest in violation of this Operating Agreement, the transferee shall have no right to participate in the management of the business and affairs of the Company or to become a Member; such transferee shall be entitled to receive only the share of profits or other income and return of capital contribution to which the transferor of the Membership Interest would otherwise be entitled.
     4.6 Admission of Additional members. The Members may, upon unanimous written consent, admit to the Company Additional Members who will participate in the profits, losses, available cash flow, and ownership of the assets of the Company on such terms as are determined by all of the Members. Admission of Additional Members may result in a dilution of the Membership Interests of existing Members.
     4.7 Withdrawal or Reduction of Member’s Contributions to Capital. A Member, irrespective of the nature of its contribution, has the right to demand and receive only cash (not property in kind) in return for its contribution to capital. A Member shall not receive out of the Company’s property any part of its contributions to capital until all liabilities of the Company, except liabilities to Members on account of their contributions to capital, have been paid or there remains property of the Company sufficient to pay them. Except as otherwise provided herein, no Member shall be entitled to withdraw any part of its Capital Account or to receive any distribution from the Company, except as may be authorized by the Members or until the full and complete winding up and liquidation of the business and affairs of the Company. In the case of an Event of Disassociation (as defined in Section 13.2 hereof), the Dissociated Member, Dissociated Member’s estate, or Dissociated Member’s successor shall be entitled to receive, within a reasonable time after the Event of Disassociation, an amount equal to the amount determined in accordance with section 13.4 hereof. In determining the schedule of any distribution or distributions made by the Company as a result of a Member’s Event of Disassociation, the Company shall consider the Company’s ability to make such distribution or distributions without jeopardizing the financial ability of the Company to continue its business as well as any law, regulation, contract, agreement, ruling or judgement which may or does prohibit such distribution or if such distribution is or would cause a default in any of the foregoing.
     4.8 Approval of Sale of All Assets. The sale, exchange, or other disposition of all, or substantially all, of the Company’s property as part of a single transaction or plan shall require approval of the Members holding a minimum of 80% of all Membership Interests.

     4.9 Option to MRMC. If any Member receives a written, bona fide offer to purchase such Member’s Membership Interest that such Partner intends to accept, such Member (hereinafter called “Selling Member”) shall give written notice of such offer to MRMC and such offering notice shall contain all material terms and conditions of the offer, together with a copy of the offer. Within 60 days after receipt of the offering notice, MRMC shall notify the Selling Member of its intent to purchase the interest of the Selling Member upon the terms and conditions contained in the offer. In the event MRMC fails to so notify the Selling Member within the 60-day period, the Selling Member shall have the right to sell its Membership Interest in the Company to the proposed transferee upon the terms and conditions contained in the offering notice or upon other terms and conditions not more favorable than those contained in the offering notice.
     4.10 Option to Brown County Hospital. The Members hereby acknowledge that the Company has granted an option to Brown County General Hospital (“Brown County”) to purchase a ten percent (10%) Membership Interest in the Company. Such option is exercisable commencing on the date hereof and terminating July 31, 1997. Brown county may exercise such option by providing the Company written notification of its intent to exercise such option prior to the termination date and of the proposed closing date for the purchase by Brown County of a Membership Interest, which date shall not be more than sixty (60) days following the date of written notification. The option price shall be determined by multiplying the Membership Interest percentage being purchased by Brown County by the value of the total capital contributions to the Company by all Members, as more specifically defined in the Option Agreement. Such amount shall be paid to the Company in cash on the closing date.
     4.11 Distribution of Option Proceeds. In the event Brown County exercises the option granted to it, as described in section 4.10 above, the Company shall distribute the net cash proceeds received by the Company between MRMC and RTA in accordance with their initial Membership Interest percentages of 70% and 30%, respectively. For the purposes of this section 4.11, the term “net cash proceeds” shall mean the total cash proceeds received by the Company in connection with Brown County’s purchase, less any expenses incurred by the Company in connection therewith, including, but not limited to, legal, accounting or other costs.
SECTION 5. CONTRIBUTIONS AND CAPITAL ACCOUNTS.
     5.1 Initial Contributions. The initial capital of the Company shall consist of $1,799,778.00. Each Initial Member shall make the Capital Contribution described for that Member on Exhibit A. The initial cash contributions of the Members shall be paid in accordance with the schedule attached hereto as Exhibit A-1. No interest shall accrue on any Capital Contribution and no Member shall have the right to withdraw or be repaid any Capital Contribution, except as provided in this Operating Agreement.
     5.2 Non-Cash Contribution. Simultaneous herewith, RTA shall contribute certain assets to the Company, consisting of: the business plan for the PSC Office, including all feasibility and other studies relating to the PSC Office, financial projections, preliminary budgets, legal fees and any other rights, assets or interests relating to the acquisition, construction, development and ownership of the PSC Office (the ‘Business Plan”). RTA shall receive a credit of $179,978.00 (as set forth in section A. above) as a Capital Contribution for the contribution of such assets to the Company, which all Members hereby acknowledge and agree represents the fair market value of such assets.
     5.3 Additional Contributions. In addition to the Initial Capital Contributions, the Member-Manager may determine from time to time that additional contributions are needed to enable the Company to conduct its business. Upon making such a determination, the Member-Manager shall give notice to all Members in writing at least 10 Business Days prior to the date on which such contribution is due. Such notice shall set forth the amount of additional contribution needed, the purpose for which the contribution is needed, and the date by which the Members should contribute. In the event any one or more Member does not make its additional contribution (the “Delinquent Member”), the Member-Manager may elect to allow the other Members to contribute the amount of the obligation in proportion to such Member’s Membership Interests, with those Members who contribute (the “Contributing Members”) to contribute additional amounts equal to any amount of the obligation not contributed. The Contributing Members shall be entitled to treat the amounts contributed pursuant to this section as a loan from the Contributing Members bearing interest at the Default Interest Rate secured by the Delinquent Member’s interest in the Company. Until such loans are fully repaid the Contributing Members shall be entitled to all distributions to which the Delinquent Member would have been entitled. Notwithstanding the foregoing, no obligation to make an additional contribution may be enforced by a creditor of the Company or other Person other than the Company unless the Member expressly consents to such enforcement or to the assignment of the obligation to such creditor.
     5.4 Maintenance of Capital Accounts. A Capital Account shall be maintained for each Member. Each Member’s Capital Account shall be increased by:
          (a) The amount of money and the fair market value of Property contributed by the Member (net of liabilities that the Company assumes or takes subject to under Code Section 752); and

          (b) The amount of any Net Profits and any separately allocated items of income and gain allocated to the Member.
Capital Accounts shall be decreased by:
          (c) The amount of money and the fair market value of Property distributed to the Member by the Company (net of any liabilities that the member assumes or takes subject to under Code Section 752);
          (d) Allocations to the Member of Company expenditures that are not deductible in computing the Company’s taxable income and that are not capital expenditures; and
          (e) Allocations to the Member of Net Losses and of any separately allocated items of loss or deduction.
          5.5 Compliance with Section 704(b). The manner in which Capital Accounts are to be maintained pursuant to this Operating Agreement is intended to comply with the requirements of Code Section 704(b) and applicable Treasury Regulations. The following special allocations shall be made in the following order:
          (a) Minimum Gain Chargeback. If there is a net decrease in Company minimum gain during the year, each Member shall be specially allocated items of Company income and gain for the year (and, if applicable, subsequent years) equal to such Member’s share of the net decrease in Company minimum gain. This allocation shall be defined, interpreted, and determined in accordance with applicable Treasury Regulations.
          (b) Member Minimum Gain Chargeback. If there is a net decrease in Member minimum gain attributable to a Member nonrecourse debt during the year, each Member with a share of the Member minimum gain shall be specially allocated items of Company income and gain for the year equal to such Member’s share of the decrease in Member minimum gain attributable to such Member. This allocation shall be defined, interpreted, and determined in accordance with applicable Treasury Regulations.
          (c) Qualified Income Offset. If a Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Sections 1.704-1(b) (2) (ii)(d) (4)-(6), items of Company income and gain shall be specially allocated to each Member in an amount and manner sufficient to eliminate, to the extent required by Treasury Regulations, the negative Capital Account balance of such Member as quickly as possible. This allocation shall be made only if a Member would have a negative Capital Account balance after all allocations in section 13 are made.

     5.6 Compliance with Section 704(c). In accordance with Code Section 704(c) and applicable Treasury Regulations, income, gain, loss, and deductions, with respect to any Property contributed to the capital of the Company, shall be allocated, solely for tax purposes, among the Members for the purpose of taking into account any difference between the adjusted basis of the contributed Property and its fair market value when the contribution was made.
     5.7 Allocation of profits and Losses. The Net Profits and Net Losses of the Company for each fiscal year shall be allocated among the Members in proportion to their Membership Interests in the Company. Any credit available for income tax purposes shall be allocated among the Members in the same manner.
     5.8 No Interest. No interest shall be paid on initial or subsequent Capital Contributions to the Company.
SECTION 6. MEMBERS’ MEETINGS.
     6.1 Annual Meetings. Annual Members’ meetings shall be held to elect the Member-Manager and transact any other business that may properly come before the meeting. Unless otherwise determined by resolution of the Members, annual Members’ meetings shall be held on the first Tuesday in January at 10:00 a.m. If the first Tuesday in January is a legal holiday, the meeting shall be held on the next business day.
     6.2 Special Meetings. Special Members’ meetings may be called by the Member-Manager or when requested in writing by the holders of not less than ten percent of the Membership Interests of the Company as of that date. Action taken at the meeting is limited to the purpose and business described in the meeting notice.
     6.3 Place of Meetings. Members’ meetings shall be held at a place in Kentucky or elsewhere that shall be designated by the Member-Manager and included in the meeting notice. A Members’ meeting may be held by telephone conference.
     6.4 Meeting Notice and Waiver. Written notice of a Members’ meeting stating the subject, time, date, and place of the meeting shall be delivered neither fewer then 10 nor more than 30 days prior to the date set for such meeting, either personally or by mail to each Member entitled to vote at such meeting.
     6.5 Proxies. A Member may vote at Members’ meetings in person, by a dated, written proxy executed by the member or an authorized attorney-in-fact. Proxies and powers of attorney shall be filed with the Member-Manager before or at the time of the meeting. Unless otherwise provided in the proxy, proxies shall be valid for eleven months after the date of the proxy.

     6.6 Quorum. A quorum at a Members’ meeting shall consist of the holders of a majority of the Membership Interests entitled to vote. Business may be conducted until the meeting is adjourned, notwithstanding the withdrawal of enough Members to leave less than a quorum.
     6.7 Voting. If a quorum is present, the affirmative vote of a majority of the Membership Interests represented at the meeting and entitled to vote on the subject matter shall be the act of the Members unless otherwise prescribed by law, the Articles of Organization, or this Operating Agreement.
     6.8 Adjourned Meeting. Upon the adjournment of a meeting, it shall not be necessary to give notice of the adjourned meeting, other than an announcement at the original meeting of the time and place to which the meeting is adjourned. Business permitted to be transacted at the original meeting may be transacted at the adjourned meeting.
     6.9 Action Without a Meeting. Any action of the Members may be taken by dated, written consent without a meeting. Such consent must set forth the action taken, and be signed by holders representing not less than the minimum amount of the Membership Interests necessary to take such action at a meeting at which the holders of all Membership Interests entitled to vote on the action were present and voted.
     6.10 Record Date. The record date for determining Members entitled to notice or to vote at any Members’ meeting or any adjourned meeting shall be the date on which notice of the meeting is mailed or personally delivered. The record date for determining Members entitled to take action without a meeting shall be the date upon which the first Member executes a written consent.
     6.11 Right of Inspection. Each Member and authorized representative of a Member shall have, at reasonable times, during normal business hours, free access to and the right to inspect and, at the Member’s own expense, copy all books and records of the Company, including the name and address of each Member and Membership Interest owned.
     6.12 Privacy. Each Member acknowledges and agrees the business practices, trade secrets, and fiscal affairs of the Company are confidential information and are not to be disclosed to nonmembers of the Company.
SECTION 7. MEMBER’S REPRESENTATIONS, WARRANTIES, FURTHER ACTIONS AND LIABILITY.
     7.1 Representations and Warranties. Notwithstanding any other part of this Operating Agreement, each Member represents and warrants to the Company and each other Member that: (a) if the Member is an organization, it has been properly organized and in existence under the laws of its state of organization and has power and authority to execute this Operating Agreement; (b) the Member is acquiring its interest in the Company as an investment for the Member’s own account, without intent to distribute; (c) the Member acknowledges that the Membership Interests are not registered under the Securities Act of 1933 or state securities laws, and that the Membership Interests may not be transferred in any manner without registration under federal and state securities laws, or exemption from these requirements.
     7.2 Further Action. Each Member, upon the request of a Member-Manager, shall perform all further acts and execute, acknowledge and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Operating Agreement.
     7.3 Liability of Members. No Member shall be liable, by reason of its Membership Interest, for the liabilities of the Company beyond the Members’ respective Capital Contributions, unless the Member votes for or assents to a distribution which is in violation of Kentucky law or this Operating Agreement. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under the Operating Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.
     7.4 Indemnification. The Company shall indemnify the Members, Member-Managers, and agents for all costs, losses, liabilities, and damages paid or accrued by such Member or agent in connection with the business of the Company, to the fullest extent provided or allowed by the laws of the State.
SECTION 8. PROHIBITED TRANSACTIONS.
     8.1 Acts Prohibited. During the time of the organization or existence of this Company, no Member shall:
(a)	Perform any act that violates the Operating Agreement, except with the prior written approval of all Members.

(b)	Commit any act that prevents carrying on the business of the Company.

(c)	Act with the intent to harm the business operations of the Company.

(d)	Use the trade name of the Company (or a similar name) or any trademark, service mark, or trade name adopted by the Company, except in the ordinary course of the Company’s business.

(e)	Confess a judgment against the Company.

(f)	Perform any act that subjects a Member to personal liability.

(g)	Abandon, wrongfully transfer, or dispose of any Company property.

(h)	Admit another Person or entity as a Member.
     8.2 Indemnification. If a Member engages in a prohibited transaction, such Member shall indemnify the Company for any costs or damages incurred by the Company as a result of the unauthorized action of such Member.
SECTION 9. MANAGERS AND MANAGEMENT.
     9.1 Managers. The ordinary and usual decisions concerning the business affairs of the Company shall be made by the manger, which shall be a Member-Manager. There shall be at least one Member-Manager who must be a Member of the Company. The initial Member-Manager shall be MRMC. Notwithstanding the foregoing, at any time the Member-Manager does not own at least 21 percent of the total Membership Interests of the Company and 21 percent of the total positive Capital Accounts (taking into account the Membership Interests and Capital Accounts of all Members and Assignees), all Members shall be Member-Managers.
     9.2 Term of Member-Manager. No Member-Manager shall have any contractual right to such position. Each Member-Manager shall serve until the earliest of:
9.2.1.	The Dissociation of such Member-Manager;

9.2.2.	The Resignation of such Member-Manager; or

9.2.3.	Removal of the Member-Manager for gross negligence, self-dealing on terms less favorable than an arm’s length transaction equivalent, or embezzlement by a majority of the Members (exclusive of the Member-Manager which is the subject of removal).
     9.3 Authority of Members to Bind the Company. Only the Member-Manager and agents of the Company authorized by the Member- Manager shall have the authority to bind the Company. No Member who is not either a Member-Manager or otherwise authorized as an agent shall take any action to bind the Company, and each Member shall indemnify the Company for any costs or damages incurred by the Company as a result of the unauthorized action of such Member. Subject to Sections 4 and 8 of this Operating Agreement and the limitations of section 9.5 below, each Member-Manager has the power, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company, including, without limitation:
          9.3.1. The institution, prosecution and defense of any proceeding in the Company’s name;
          9.3.2. The purchase, receipt, lease or other acquisition, ownership, holding, improvement, use and other dealing with, Property, wherever located;
          9.3.3. The entering into contracts and guaranties; incurring of liabilities; borrowing money, issuance of notes, bonds and other obligations; and the securing of any of its obligations by mortgage or pledge of any of its Property or income;
          9.3.4. The lending of money, investment and reinvestment of the Company’s funds, and receipt and holding of Property as security for payment;
          9.3.5. The conduct of the Company’s business, the establishment of Company offices, and the exercise of the powers of the Company within or without Kentucky;
          9.3.6. The appointment of employees and agents of the Company, the defining of their duties, the establishment of their compensation.
     9.4 Actions of the Member-Manager. Each Member-Manager has the power to bind the Company as provided in this Section 9. Any difference arising as to any matter within the authority of the Member-Manager shall be decided by a Majority of the Member-Manager. No act of a Member-Manager in contravention of such determination shall bind the Company to Persons having knowledge of such determination. Notwithstanding such determination, the act of the Member-Manager for the purpose of apparently carrying on in the usual way the business or affairs of the Company, including the exercise of the authority indicated in this Section 9, shall bind the Company, and no person dealing with the Company shall have any obligation to inquire into the power or authority of the Member-Manager acting on behalf of the Company.
     9.5 Limitations on Powers of Managing-Member. The Managing Member shall not take any of the following actions without first securing the written consent of 80% in voting power of the Members:
          9.5.1. Sell, assign, transfer, mortgage, or otherwise dispose of or encumber all or any portion of the assets of the Company;
          9.5.2. Apply for, execute, or modify any mortgage,

deed of trust, pledge, encumbrance, or other hypothecation or security agreement affecting the Property, or execute any financing statement in connection therewith;
          9.5.3. Incur any indebtedness in excess of $20,000.00;
          9.5.4. Make any capital improvement exceeding $20,000.00;
          9.5.5. Change or permit to be changed in any substantial way the accounting process and procedures employed in keeping the books of account or preparing statements with respect to development of the Property;
          9.5.6. Enter into any contract on behalf of the Company imposing an obligation on the Partnership in excess of $20,000.00;
          9.5.7. Do any act in contravention of this Agreement;
          9.5.8. Do any act which would make it impossible to carry on the ordinary business of the Partnership, except as contemplated in this Operating Agreement;
          9.5.9. Execute or deliver any general assignment for the benefit of the creditors of the Company;
          9.5.10. Possess Company property or assign any rights in specific Company Property for other than a Company purpose;
          9.5.11. Require any Member to make any contribution to the capital of the Company not provided for herein.
     9.6 Compensation of Member-Manager. Each Member-Manager shall be reimbursed all reasonable expenses incurred in managing the Company and all such expenses shall be reimbursed at the same cost as that incurred by the Member-Manager. No Member shall be entitled to any payment, compensation or salary for the provision of goods or services for or on behalf of the Company, unless otherwise agreed to in writing by the Company.
     9.7 Expenses of Company. Except as otherwise provided herein, all expenses of the Company shall be billed directly to and paid by the Company. Expenses of the Company shall include all ordinary and necessary operating expenses, including, but not limited to: (a) all costs of borrowed money; (b) taxes and assessments applicable to the Company; (c) legal, audit, accounting and consulting fees; (d) fees and expenses paid to independent contractors and appraisers; (e) expenses of developing, constructing, maintaining, owning, leasing and selling the Property; (f) costs of insurance as required in connection with the business of the Company; and (g) expenses connected with the payment of distributions of the Company.
     9.8 Member-Manager’s Standard of Care. A Member-Manager’s duty of care in the discharge of the Member-Manager’s duties to the Company and the other Members is limited to refraining from engaging in grossly negligent or reckless conduct, intentional misconduct, or a knowing violation of law. In discharging its duties, a Member-Manager shall be fully protected in relying in good faith upon the records required to be maintained under Sections 10 and 11 and upon such information, opinions, reports or statements by any of its other Members, or agents, or by any other Person, as to matters the Member-Manager reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.
     9.9 Removal of Member-Manager. Any Member-Manager may be removed by the affirmative vote of a majority of the Members (exclusive of the Member-Manager which is the subject of removal) for gross negligence, self-dealing on terms less favorable than an arm’s length transaction equivalent, or embezzlement.
     9.10 No Exclusive Duty to Company. Each Member-Manager may have other business interests and may engage in other ventures in addition to management of the Company. Neither the Members nor the Company shall have any right, except as otherwise provided by law, to share the income or proceeds or otherwise participate in such other business interests or ventures. No Member-Manager shall incur any liability to the Company or to any of the Members as a result of engaging in such other businesses or ventures.
SECTION 10. FISCAL MATTERS.
     10.1 Books of Account. Records and books of account shall be kept or caused to be kept by the Member-Manager. Such records and books shall document the transactions and other matters relating to Company business in such detail as is usual and customary for businesses of the type engaged in by the Company. Books and records shall be maintained in accordance with generally accepted accounting principles. The Member-Manager shall maintain, during the existence of the Company, and for an additional 5 years, the books, records, and other Company documents.
     10.2 Bank Accounts, Funds, and Assets. The Company shall maintain one or more bank accounts in such depository or depositories as the Member-Manager may determine. All receipts of the Company, of every kind, shall be deposited in such accounts; all expenses and indebtedness of the Company shall be paid from such accounts. In no event shall funds not belonging to the Company be deposited in such accounts. All monies deposited in such accounts shall be and shall remain the property of the Company and (as between the Members) shall be received, held, and disbursed as trust funds. Such funds shall be disbursed only for purposes authorized specifically by this Operating Agreement. Withdrawal of funds from such account or accounts shall be by checks signed by the Member-Manager.
     10.3 Loan by MRMC. In the event the Company needs additional capital, whether to finance the cost of construction overruns or to meet working capital needs of the Company, MRMC shall loan such amount to the Company. No loan(s) shall increase the capital contribution of MRMC nor entitle MRMC to any increase in its share of allocations or distributions of the Company. Such loans shall be an obligation of the Company and shall be payable or collectible only out of the assets of the Company. None of the Members shall be personally obligated to repay such loans. All loans shall bear interest at a rate of 200 basis points per annum above the prime rate designated from time to time by Bank One, Louisville, Kentucky, as its “prime rate” while such loans are outstanding, adjusted as of the date of each prime rate change, but in no event shall the rate of interest exceed the highest rate permitted by law. All net cash flow shall, to the extent of available cash, be applied and paid quarterly unless otherwise determined by the Member-Manager, first to the payment of interest on, and then to principal of, existing loans from MRMC, before any distribution is made to a Member as provided in section 12.
SECTION 11. REPORTS AND FINANCIAL STATEMENTS.
     11.1 Tax Returns and Elections. The Member-Manager shall provide for the preparation and timely filing of income tax returns and reports for the Company. Copies of such returns shall be furnished to each Member upon request. All elections permitted to be made by the Company under federal or state laws shall be made by and at the discretion of the Member-Manager.
     11.2 Reports to Members. The following reports shall be provided to each Member at the Company’s expense:
          (a) Annual Reports. Within 90 days after the end of each fiscal year, the Member-Manager shall provide a report of the Company’s activities for the year, related statements of income, cash flow, Members’ equity, and a balance sheet as of the end of the fiscal year.
          (b) Quarterly Reports. Within 30 days after the end of each fiscal quarter, the Member-Manager shall provide a report of the Company’s activities for the quarter, related statements of income, cash flow, and a balance sheet as of the end of the quarter.

          (c) Tax Information. The Member-Manager shall provide appropriate tax information to each Member after the close of the Company’s fiscal year. Such information shall be furnished within the time allowed by federal and state law, plus extensions.
     11.3 Method of Accounting. The records of the Company shall be maintained on an accrual method of accounting.
     11.4 Tax Matters Person. The Member-Manager shall designate one of their number or, if there are no Member-Manager eligible to act as tax matters partner, any other Member, as the tax matters partner of the Company pursuant to Section 6231(a) (7) of the Code. Any Member designated as tax matters partner shall take such action as may be necessary to cause each other Member to become a notice partner within the meaning of Section 6223 of the Code. Any Member who is designated tax matter partner may not take any action contemplated by Sections 6222 through 6232 of the Code without the consent of the Member-Manager.
     11.5 Company Records: Inspection. The books of account and other records of the Company shall be maintained at the principal office of the Company or at such other place as the Members shall determine. Such books of account shall be kept in accordance with sound and generally accepted accounting principles and shall reflect the assets, liabilities, costs, expenditures, receipts, profits, and losses of the Company. The books of account and records shall include provisions for (1) separate capital accounts for each Member; (2) separate profit and loss accounts for each Member; (3) the computation of depreciation with respect to the Company’s property (which may be on an accelerated basis if such method of depreciation is available to the Company); and (4) such other matters as the Company’s accountants shall deem reasonably necessary. The Members and their representatives shall have the right at all reasonable times during usual business hours, at their own expense, to examine and make copies of the books of account and records of the Company.
SECTION 12. DISTRIBUTIONS.
     12.1 In General. All distributions of cash or other Property shall be made to the Members prorata in proportion to the respective Membership Interests on the record date of such distribution. Distributions shall be made at such time as determined by the Member-Manager. All amounts withheld pursuant to federal, state, or local tax laws with respect to any payment or distribution to a Member shall be treated as distributed to the Member.
     12.2 Distributions of Cash Flow. The net cash flow of the Company shall be applied in accordance with the subsequent provisions of this paragraph. Such net cash flow shall be first used to pay the interest and principal of any loans to the Company from the Members pursuant to section 10.3 hereof. Any remaining cash flow shall then be distributed to the Members in proportion to their respective Membership Interests in the Company at the time of the distribution. For purposes hereof, “net cash flow” shall mean the excess of revenues from ownership and leasing of the PSC Office, proceeds from the sale or other disposition of all or any part of the assets of the PSC Office or refinancing of Company debt and all other receipts of the Company over (i) cash disbursements for costs, expenses, capital expenditures, obligations and liabilities of the Company, including debt service, without deduction for depreciation; and (ii) a reasonable allowance for cash reserves for costs or expenses incident to the ownership or leasing of the PSC Office and for purposes of funding the repair, restoration or improvement of the PSC Office, as determined by the Company.
          12.2.1. Within forty-five (45) days after the end of each quarter, allocation of Net Profits and Net Losses and distribution of net cash flow shall be made by the Company. Distributions of net cash flow shall not be made if the Company determines that a distribution will cause the Company not to remain in a sound financial and cash position after such distribution, and/or that greater reserves are deemed necessary for working capital needs and for the proper operation of the Company. The Company shall use its best efforts to distribute net cash flow to the Members in such amount as necessary to pay any estimated federal and state income taxes attributable to quarterly allocations of taxable income and loss.
          12.2.2. Allocations and distributions shall be reconciled at least annually, based on the annual review and audit set out in section 11.2 hereof.
     12.3 Limitations on Distributions. No distribution shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company, except liabilities to Members on account of their Capital Contributions.
     12.4 No Priority. No Membership Interest shall have priority over any other Membership Interest, either as to the return of Capital Contributions or as to Net Profits, Net Losses or distributions. The preceding sentence shall not apply to loans that a Member has made to the Company.
     12.5 Record Date for Distributions. The record date for determining Members entitled to receive payment of any distribution shall be the date on which the resolution declaring such distribution is adopted.
SECTION 13. DISSOLUTION AND LIQUIDATION.

     13.1 Event of Dissolution. The Company shall be dissolved (a) at the time and date specified in the Articles of Organization; or (b) by the unanimous written consent of the Members; or (c) upon the occurrence of an Event of Disassociation; unless (i) the business of the Company is continued within 90 days by the written consent of all the remaining Members, or (ii) the Event of Disassociation is an event specified in section 13.2(e) hereof, in which case an event of dissolution shall not be deemed to occur.
     13.2 Event of Disassociation. Each of the following shall constitute an Event of Disassociation:
          (a) Withdrawal by a Member: or
          (b) Assignment by a Member of part or all of a Member’s Membership Interest in the Company without the unanimous approval and consent of all other Members; or
          (c) Without the written consent of all Members at the time, the Member:
               (i) Makes an assignment for the benefit of creditors; or
               (ii) Files a voluntary petition in bankruptcy; or
               (iii) Is adjudicated bankrupt or insolvent; or
               (iv) Files a petition or answer seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation; or
               (v) Files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding of the nature set forth in sub subsections (i), (ii), (iii) or (iv); or
               (vi) Seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member’s property.
          (d) Without the written consent of all Members at the time, a proceeding is brought against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any statute, law, or regulation and the proceeding has not been dismissed within 120 days or if within 120 days after the appointment without the Member’s consent or acquiescence of a trustee, receiver or liquidator of the Member, or of all or any substantial part of the Member’s properties, the appointment is not vacated or stayed or within 120 days after the expiration of any stay, the appointment is not vacated; or
          (e) If the Member is an individual, the Member’s death or the entry of an order by a court of competent jurisdiction adjudicating the Member incompetent to manage his or her person or estate; or
          (f) In the case of a Member that is a trust or is acting as a Member by virtue of being a trustee of a trust, the termination of the trust (but not merely the substitution of a new trustee) without the written consent of all Members at the time; or
          (g) If the Member is a separate limited liability company, the dissolution and commencement of winding up of the separate limited liability company; or
          (h) If the Member is a corporation, the filing of Articles of Dissolution or the equivalent for the corporation and the lapse of 90 days after notice to the corporation of revocation without a reinstatement of its Articles of Incorporation, without written consent of all Members at the time; or
          (i) If the Member is an estate, the distribution by the fiduciary of the estate’s entire interest in the Company unless all Members at the time give their consent in writing; or
          (j) The Member fails to make the additional contribution, if any, as may be required pursuant to the provisions of section 5.3.
     13.3 Disassociated Member. Upon the occurrence of an Event of Disassociation prior to the date and time specified in the Articles,
          (a) if the Event of Disassociation causes a dissolution and winding up of the Company under section 13.1, the Disassociated Member shall be entitled to participate in the winding up of the Company to the same extent as any other Member except that any distributions to which the Disassociated Member would have been entitled shall be reduced by the damages, if any, sustained by the Company as a result of the dissolution and winding up;
          (b) if the Event of Disassociation does not cause a dissolution and winding up of the Company under section 13.1, the Disassociated Member shall be entitled to any distributions to which the Member is entitled to under this Operating Agreement plus an amount equal to the greater of the book value or the fair market value of the Member’s Membership Interest in the Company as of the date of Disassociation. Such amount shall be determined and paid in accordance with section 13.4.

     13.4 Determination of Value and Terms of Payment.
          (a) Determination of Book Value.
               (i) The book value shall be the book value of the Company’s Membership Interests, as shown on the Company’s balance sheet as of the year end nearest the date of death or incompetency, and as determined by the Company’s regular accountant. If no accountant has been regularly employed by the Company, then the Company shall engage the services of a recognized and established accounting firm with a principal place of business in Kentucky which is experienced in determining book value for companies engaged in a similar business to that of the Company, and such determination shall be made by such firm and certified and delivered by such certified public accounting firm to the company. The determination by such firm as to the book value shall be binding upon the Members and not subject to further audit or contest by any Member. Such determination shall be made using generally accepted accounting principles consistently applied, but with the following adjustment: the claim for or the proceeds from any life insurance policy on the life of any of the Members shall not be considered an asset in determining book value.
          (b) Determination of Fair Market Value.
               (i) Procedure for Agreement. The fair market value of Membership Interests shall be that value fixed at least once annually by vote of the holders of not fewer than 80% of the Membership Interests, such vote to be taken at the regular annual meeting of the Members or at a special meeting called for such purpose. The fair market value so determined shall govern the value of any Membership Interest purchased in accordance with section 13 until a new value is determined in accordance with the provisions hereof.
               (ii) Procedure for Determining. If the holders of 80% of the Membership Interests are unable to agree on a fair market value at any meeting at which a vote is taken for the purpose of determining such value, then the determination of value shall be referred to the Company’s regular accountant, who shall fix the fair market value price of the Membership Interest by appropriate means, including but not limited to (a) obtaining independent appraisals of the Company’s fixed assets, (b) studying all relevant data, and (c) taking into account, if appropriate, the fact that the Membership Interest(s) to be purchased represent a minority voting interest in the Company and discounting the value of the Membership Interest accordingly. Such value shall govern the price of any Membership Interest purchased in accordance with the terms hereof until the holders of 80% of the Membership Interests shall determine a new value in accordance with this section. The Company shall pay the fees and expenses of the accountant. If no accountant has been regularly employed by the

Company, then the Company shall engage the services of a recognized and established accounting firm with a principal place of business in Kentucky which is experienced in determining fair market value for companies engaged in a similar business to that of the Company, and such determination shall be made by such firm and certified and delivered by such certified public accounting firm to the Company. The determination by such firm as to the fair market value shall be binding upon the Members and not subject to further audit or contest by any Member.
               (iii) Record of Value. The value as determined in accordance with this section shall be recorded in the records of the Company and shall be effective for the fiscal year in which such value is fixed or until such time as a new value is determined. The value to be used in purchasing the Membership Interest of the deceased or incapacitated Member shall be the last value determined in accordance herewith, as recorded in the records of the Company, prior to the death or appointment of a legal guardian of said Member, provided such value has been determined within 1 year of the deceased Member’s date of death or the date of appointment of legal guardian for the incapacitated Member. If, at the time of a Member’s death or appointment of a legal guardian, no fair market value has been fixed for the fiscal year in which death or appointment of a legal guardian occurs, and the remaining Members and the personal representative or guardian of the deceased or incapacitated Member, as the case may be, are unable to agree on a fair market value for the deceased or incapacitated Member’s Membership Interest within 30 days following death or appointment of a legal guardian, then fair market value shall be determined by appraisal in accordance with section 13.4(b)(ii) above.
          (c) Terms of Purchase.
               (i) Event of Disassociation (Other Than Death or Incapacity). The value for any Membership Interest purchased by the Company shall be paid to the disassociated Member, at the Company’s business office in Louisville, Kentucky, within 60 days after the date of disassociation and upon delivery to the Company by the disassociated Member of its Membership Certificate, free of all claims, liens and encumbrances of any nature whatsoever. At the option of the Company Member, the value of the Membership Interest purchased pursuant hereto shall be paid (i) in full, by delivery of a certified or official bank check, or (ii) by delivery of a certified or official bank check in an amount equal to 20% of the value, and delivery of the balance of the purchase price by issuance of a 5-year promissory note payable to the disassociated Member, providing for the payment of principal in 20 consecutive equal quarterly installments commencing 90 days after issuance of the note, together with interest on the unpaid principal balance, payable quarterly, computed from the day of issuance of the note at the lowest “prime rate” of interest as the same shall be published by the Wall Street Journal in its Money Rates column as of such date, or the date such prime rate was last published prior to issuance of the note (the “Prime Rate”).
               (ii) Death or Incapacity of Member. The value for the Membership Interest purchased by the Company shall be paid at the offices of the Company in Louisville, Kentucky, within 180 days after the date of death or appointment of a legal guardian of the deceased or incapacitated Member, and upon delivery to the Company of the certificates for such Membership Interest in form satisfactory to the Company, free and clear of all claims, liens and encumbrances of any nature whatsoever. At the closing, the Company shall pay the purchase price (x) if to the personal representative of a deceased Member, by delivery of the proceeds from any life insurance policies owned by the Company on the life of the deceased Member in an amount not to exceed the value, or if to the legal guardian of an incapacitated Member, by delivery of a certified or official bank check in an amount equal to 20% of the purchase price, and the balance, if any, to the personal representative of a deceased Member or to the legal guardian of an incapacitated Member, at the option of the Company, (y) in full, by delivery of a certified or official bank check, or (z) by issuance of a 5-year negotiable promissory note providing for the payment of the remaining principal amount in 20 consecutive equal quarterly installments commencing 90 days after issuance of the note, together with interest on the unpaid principal balance, payable quarterly, computed from the date of the closing at the Prime Rate.
          (d) Indebtedness of a Disassociated Member. As to any Membership Interest(s) purchased hereunder by the Company, the Company shall, prior to making any payment on the purchase price of said Membership Interest, deduct from the purchase price that would otherwise be paid under this Operating Agreement all indebtedness owed by the Member, or his estate, to the Company.
     13.5 Agreement to Continue. Each of the remaining Members hereby agrees to consent, in writing, to continue the business of the Company within 60 days after the occurrence of an Event of Disassociation. This agreement may only be enforced by a Member of the Company.
     13.6 Remedy for Breach of Agreement. Monetary damages shall be the sole remedy for breach of a Member’s obligation to consent to continue the business of the Company. No Member shall have any right to specific performance to enforce a Member’s obligation to consent to continue the business of the Company.
     13.7 Winding Up. Upon the dissolution of the Company, the Members shall appoint a liquidating agent who may be a Member and who, at the direction of the Members, shall make an accounting of the assets and liabilities of the Company, liquidate the assets of the Company, discharge Company liabilities, and wind up the Company’s affairs.

     13.8 Distribution of Assets. Any assets of the Company remaining after liquidation shall be distributed in the following order: First, to pay and discharge the Company’s debts and other liabilities. Second, to establish a reserve for any contingent liabilities of the Company in an amount agreed to by the Members. Third, to the Members in proportion to their positive Capital Account balances, in accordance with Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2), as determined after taking into account all Capital Account adjustments for the Company’s taxable year during which the liquidation occurs.
     13.9 Articles of Dissolution. When all liabilities and obligations of the Company have been paid or discharged, or adequate provision has been made therefor, and all of the remaining Property and assets of the Company have been distributed to the Members according to their Membership Interests, the Articles of Dissolution shall be executed on behalf of the Company by the Member-Manager or an authorized Member and filed with the Kentucky Secretary of State, and the Member-Manager and Members shall execute any and all other instruments necessary and appropriate to reflect the dissolution and termination of the Company.
SECTION 14. DEADLOCK.
     14.1 Events of Deadlock. Events of deadlock shall be any one or more of the following:
          (a) The failure of the Members to agree on a date, time and place for a special meeting within seven (7) days after a Member-Manager notifies all Members, in writing, requesting a special meeting of the members.
          (b) In any matter required or permitted to be presented to the Members for a vote at the annual meeting or a special meeting and the same number of votes are cast opposing the matter as are cast in favor of the matter.
     14.2 Cooling Off. If an event of deadlock occurs pursuant to Section 14.1(b), the meeting shall be adjourned to the same day, time and place in the next week as the day, time and place of the meeting adjourned. When the adjourned meeting is reconvened, the matter upon which the deadlock occurred shall again be presented to the Members. If such matter shall again receive the same number of votes opposing the matter and in favor of the matter, an event of deadlock shall have occurred.
     14.3 Procedure Upon Deadlock. Upon an event of deadlock, the Member-Manager shall notify all Members that an event of deadlock has occurred. Such notice shall state the date of the event of deadlock, the name and address of the Company’s certified public accounting firm at that time (including the name of the individual at that firm responsible for the Company’s account), the date and time of the bid opening and shall include a copy of the Company’s Operating Agreement, as amended, in force at that time. On or before 5:00 p.m., on the thirtieth (30th) day after the date of the notice (or, if such day is a Saturday, Sunday or legal holiday, the next business day thereafter), each Member shall deliver to the Company’s certified public accounting firm named in and at the address shown in the notice, a sealed bid offering to grant an option to the other Members to purchase all of the Members’ Membership Interests in the Company. Members may join together and jointly submit a bid. At 5:00 p.m. on the final date on which bids may be submitted, the accountant shall open the sealed bids received. Each Member shall have a right to be present, with his or her representative, when the sealed bids are opened and to receive a copy of each bid.
     14.4 Contents of Bid.
          (a) Each bid shall clearly state:
               (i) The name(s) of the Member(s) submitting the bids;
               (ii) The purchase price, stated as a price per interest of Membership Interests, at which the Member(s) will sell their Interests pursuant to the option granted;
               (iii) The name of each Member joining in the bid and the number of interests owned by each Member joining in the bid;
               (iv) A statement that, if successful, the unsuccessful bidder will be indemnified and held harmless from any and all liabilities of the Company.
          (b) A failure to bid or a nonconforming bid shall be deemed to be a bid by that Member of $0.00.
          (C) In the event there is more than one bid offering the highest per Membership Interest dollar amount, the Members making such identical bids shall follow again the process set forth in Section 14.4.
     14.5 Grant of Option. The Member (or Members if a joint bid is made) bidding the highest price per Membership Interest shall be the successful bidder and become the optionee. All other Members shall be the unsuccessful bidder(s) and become the optionor. The unsuccessful bidders shall be deemed to have granted an option to the successful bidder to purchase all of the unsuccessful bidders’ Membership Interests in the Company pursuant to the terms and conditions set forth in Section 14.6 and the unsuccessful bidders shall have only those rights of a transferee as set forth in Section 4.5.

     14.6 Terms of Option and Purchase. The option shall be at the following terms:
          (a) The purchase price pursuant to the option shall be the price per Interest set forth in the successful bidder’s bid and shall be paid by an institutional draft acceptable to the optionor.
          (b) The option shall be exercised and the purchase price paid on or before 13 months after the date on which the option was granted.
          (c) The option may be exercised as to part or all of the interests at any time during the 13 month period of its existence at the sole discretion of the optionee.
          (d) At the end of the 13th month, optionee shall have an absolute obligation to purchase any of optionor’s interests not purchased pursuant to the option. Failure to purchase such remaining interests, if any, within 10 days after written demand from the optionor shall be a breach of contract and optionor shall be entitled to all remedies at law and equity, if any, provable in a court of law by reason of the breach of such absolute obligation to purchase.
SECTION 15. NON-COMPETITION.
     The Members acknowledge that entry by any of the Members into any other agreement to provide radiation therapy offices, equipment or services in any other facility located within the PSC Office’s service area would both substantially undermine the Company’s efforts to own and lease the PSC Office under this Operating Agreement and jeopardize the economic viability of the PSC Office. For purposes of this Operating Agreement, the PSC Office’s service area consists of all areas within 50 miles from the location of the PSC Office (exclusive of the City of Lexington, Kentucky). The Members agree, therefore, that the Members and any Affiliates shall refrain from entry into any type of agreements or arrangement during the term hereof with any other health care facility or other entity located within said service area, unless otherwise agreed to in writing by all Members, for the purposes of providing radiation oncology offices, equipment or services.
SECTION 16. IN GENERAL.
     16.1 Amendment of Agreement. This Agreement may be altered, amended, repealed, or enlarged upon only by unanimous vote of the Members.
     16.2 Construction. All pronouns and similar language shall refer to masculine, feminine, neuter, singular, or plural as required by context.

     16.3 Headings. Headings in this Operating Agreement are employed exclusively for convenience and are not part of the Operating Agreement.
     16.4 Severability. If any term or provision of this Operating Agreement is illegal or invalid, such illegality or invalidity shall not affect the remainder of this Operating Agreement.
     16.5 Heirs, Successors, and Assigns. The terms of this Operating Agreement shall be binding upon and inure to the benefit of Members and their heirs, successors, and assigns.
     16.6 Notices. Any and all notices or other communications required or permitted by this Operating Agreement or by law to be served on, given to or delivered to any party hereto by any other party shall be in writing and shall be deemed duly served, given or delivered when personally delivered or sent via telecopy, or in lieu of such personal delivery or telecopy, when deposited in the United States mail, first class postage prepaid and return receipt requested, and addressed and delivered to each of the parties at the following addresses (or at any other address that may hereafter be designated by a party by written notice thereof to the other parties):

If to MRMC:	989 Medical Park Drive
Maysville, Kentucky 41056
Atten: Administrator

With a Copy to:	Columbia/HCA Healthcare
Corporation
Nashville, Tennessee
Atten: General Counsel

If to RTA:	Suite 908, One Riverfront Plaza
Louisville, Kentucky 40202
Atten: J. L. Parrott, Sr.
     16.7 Decree of Dissolution: Partition Forbidden. Each Member agrees that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in court to dissolve the Company in any way other than as provided in this Operating Agreement. Accordingly, each Member hereby irrevocably waives and renounces its rights to (a) obtain a court decree of dissolution, (b) seek the appointment by the court of a liquidator for the Company, (c) maintain an action for partition with respect to its undivided interest in the Company assets or properties, or to (d) compel any sale of said assets or properties.
     16.8 Counterparts. This Operating Agreement may be executed in counterparts, each of which shall be an original and, collectively shall constitute one instrument.

     16.9 No Partnership Intended for Nontax Purposes. The Members of this Company do not intend to form a partnership or limited partnership under Kentucky or other state law. The Members do not intend to be partners to one another, or partners as to any third party.
     16.10 Time. Time is of the essence in this Operating Agreement.
     IN WITNESS WHEREOF, the undersigned Members have executed this Operating Agreement on the date set forth below their names.

BUFFALO TRACE RADIATION ONCOLOGY ASSOCIATES, LLC, by all of its Members

RADIATION THERAPY ASSOCIATES, INC.
By:
Title:

HOSPITAL CORPORATION OF KENTUCKY, INC., d/ b/a MEADOWVIEW REGIONAL MEDICAL CENTER
By:
Title: